Exhibit 5.2
Grant Thornton LLP
Chartered Accountants
Management Consultants
U.S. Securities and Exchange Commission

Re:	Compton Petroleum Finance Corporation

We hereby consent to the use of our name in Amendment No. 1 to the Registration Statement on Form F-10 (the “Registration Statement”) of Compton Petroleum Finance Corporation, Compton Petroleum Corporation, and the subsidiary guarantors named therein, as it appears under the headings “Summary Historical Financial Data”, “Selected Historical Consolidated Financial Data” and “Independent Accountants”.
We also consent to the use of our report dated March 13, 2006, except for Note 19a), which is dated March 24, 2006 and Note 19b), which is as of May 9, 2006, in the Registration Statement.

Calgary, Canada
May 9, 2006	Chartered Accountants

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